Exhibit 99.1

NEWS RELEASE

Visa Inc. Announces Quarterly Dividend

SAN FRANCISCO, CA, October 16, 2008 – Visa Inc. (NYSE:V) announced that its Board of Directors has declared a quarterly dividend in the aggregate amount of $0.105 per share of Class A Common Stock (determined in the case of Class B and C Common Stock on an “as-converted” basis) payable on December 2, 2008, to all holders of record of the Company’s Class A, Class B and Class C Common Stock as of November 14, 2008.

This press release does not constitute an offer of any securities for sale. This press release contains certain forward-looking statements. All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

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About Visa: Visa operates the world’s largest retail electronic payments network providing processing services and payment product platforms. This includes consumer credit, debit, prepaid and commercial payments, which are offered under the Visa, Visa Electron, Interlink and PLUS brands. Visa enjoys unsurpassed acceptance around the world and Visa/PLUS is one of the world’s largest global ATM networks, offering cash access in local currency in more than 170 countries. For more information, visit www.corporate.visa.com

Contacts:

Victoria Hyde-Dunn, Investor Relations

Visa Inc.

Tel: +1 415 932 2213

E-mail: ir@visa.com

Paul Cohen, Media Relations

Visa Inc.

Tel: +1 415 932 2564

E-mail: globalmedia@visa.com